UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2005

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On December 6, 2005, Penwest Pharmaceuticals Co. (the “Company”) entered into executive retention agreements with each of the Company’s executive officers, Jennifer L. Good, Alan F. Joslyn, Ph.D., Anand R. Baichwal, Ph.D., Theodor Rozsa and Thomas R. Sciascia, M.D.
     The retention agreements entered into with each executive officer provide that if, within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company other than for cause, death or disability or by the executive for good reason, as such terms are defined in the retention agreements:
•	the Company will continue to pay to the executive his or her base salary for a period that is equal in length to 12 months plus two weeks for each full year during which the executive was employed by the Company or its predecessors (the “Payment Period”);

•	the Company will, during the Payment Period, continue to provide benefits to the executive and his or her family at least equal to those that would have been provided had the executive’s employment not been terminated; provided that the Company’s obligation to provide these benefits will terminate when and if the executive subsequently receives the same type of benefits from a new employer;

•	on or before January 15 of the calendar year following the calendar year during which the executive’s employment is terminated, the Company will make an additional cash payment to the executive equal to the executive’s target bonus for the calendar year in which the change in control occurs, as established in writing by the board of directors of the Company; and

•	the vesting of all stock options and restricted stock held by the executive will be accelerated in full, to the extent not already vested, and all shares of stock underlying stock options and all shares of restricted stock will be free of any right of repurchase by the Company.
     The retention agreements terminate if a change in control of the Company does not occur prior to December 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: December 9, 2005	By:	/s/ Jennifer L. Good
Jennifer L. Good
President, Chief Operating Officer and Chief Financial Officer